Exhibit 10.24

Execution Copy

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Mr. Justin "Jay" File

c/o 11455 El Camino Real, Suite 250

San Diego, CA 92130

Dear Jay,

This addendum (this “Addendum”) to your Employment Agreement with MEI Pharma. Inc., dated June 9, 2023 (the “Employment Agreement”), hereby amends the Employment Agreement, effective August 1, 2024. Except as modified by this Addendum, the Employment Agreement will remain in full force and effect.

1.
Position. You and MEI Pharma. Inc. (the “Company”) hereby agree that, as of August 1, 2024, you will be appointed to serve as the Acting Chief Executive Officer (“Acting CEO”) of the Company, reporting to the Board of Directors of the Company (the “Board”). Your role as Acting CEO will be in addition to your current position as the Company’s Chief Financial Officer and Secretary.
2.
Base Salary. Effective as of the first payroll date following August 1, 2024, your annual base salary will be increased from its current level of $450,000 to $550,000.
3.
Annual Bonus. Notwithstanding anything to the contrary in the Employment Agreement, for the fiscal year ending June 30, 2025, your target annual bonus will be 50% of your base salary. Any annual bonus will be paid at the discretion of the Compensation Committee of the Board (the “Compensation Committee”) and may be subject to the achievement of corporate and individual performance goals established by the Compensation Committee.
4.
Success Fee. If the closing cash balance of the Company as of the Measurement Date (as defined below) exceeds $[***], you will be eligible to receive a lump sum cash payment equal to [***]% of the closing cash balance of the Company as of the Measurement Date in excess of $[***], subject to your continued service as described below (the “Success Fee”). Notwithstanding the foregoing, the Board may adjust the closing balance percentage or the hurdle applicable to the Success Fee in the Board’s sole discretion based on the occurrence of events or initiatives that the Board determines make an adjustment appropriate (including without limitation any corporate transaction). The “Measurement Date” is the first to occur of (i) [***] or (ii) the closing date of a Change in Control as defined in the Company’s Equity Compensation Plan. The

Success Fee shall be paid on the first to occur of (i) [***] or (ii) your termination of employment by the Company without Cause (as defined in the Employment Agreement), provided that you remain employed by the Company through the payment date of the Success Fee. Nothing in this Section 4 shall affect the Board’s discretion to manage the Company and the Company’s cash as it deems appropriate.
5.
Entire Agreement. This Addendum, together with the Employment Agreement and Employee Proprietary Information and Inventions Agreement, dated June 9, 2023, constitute the entire understanding of the Company and you with respect to the matters set forth herein and therein, and may not be amended except by a written instrument signed by both you and the Company.
6.
Taxes. All payments under this Addendum are subject to applicable tax withholding and are subject to the provisions of the Employment Agreement relating to Sections 409A and 280G of the Internal Revenue Code of 1986, as amended.

[Signature Page Follows]

Please confirm your agreement to the terms of this Addendum by countersigning below where indicated.

Sincerely,

MEI Pharma, Inc.

By:

Name:

Date:

Agreed and accepted:

Name: Justin J. File

Date:

[Signature Page to Addendum to Employment Agreement]